Exhibit 4.12

Business Express Loan Agreement

This contract is entered into by and between the lender and the borrower on an equal and voluntary basis according to law. In order to safeguard the legitimate rights and interests of the borrower, the lender hereby requests the borrower to pay full attention to all the provisions concerning the rights and obligations of both parties, especially the contents in bold type.

Lender: Industrial and Commercial Bank of China - Tahe Branch

Address:

Borrower: Greater Khingan Range Forasen Energy Technology Co., Ltd.

Legal representative: Wenhua Liu

Address:                        Zip code:                       Fax:

Email:                        Contact Person:                        Telephone:

[The borrower must fill in information that is accurate and complete, in order for the timely delivery of the subsequent relevant notice and legal document.]

Part One: Basic Clauses

Article 1 Purpose of Loan

The loan shall be used for the following purposes. The borrower shall not use the loan for any other purpose without the written consent of the lender, and the lender shall have the right to supervise the purpose of the money.

Purpose of borrowing: Production and management.

Article 2 Amount and Term

2.1 The amount of the loan shall be RMB 4.5 million. The term of the loan under this contract shall start from the date of withdrawal and shall be due Day for May 25, 2023. The withdrawal date is subject to the withdrawal order. The borrower shall make a one-time withdrawal amount.

2.2 The term of the loan under this contract is from June 27, 2022 to May 25, 2023.

Article 3 Interest rates, Interest and Expenses

3.1 Determination of Interest Rate

The interest rate shall be determined in the following manner:

The interest rate is determined by the benchmark interest rate plus the floating range, of which the benchmark interest rate is the one-year loan prime rate (LPR) published by the National Interbank Lending Center on the prior business day of the withdrawal date. If the loan term is less than 12 months (inclusive), the floating point is plus (plus/minus) 10.000000 basis points (one basis point is 0.01%, the same below); If the loan term is more than 12 months and less than 60 months (inclusive), the floating point is plus (plus/minus) 10.000000 basis points. For loans with a term of more than 60 months, the pricing basis is the market quoted interest rate (LPR) of loans with a term of more than 5 years published by the National Inter-bank Lending Center one working day before the withdrawal date, and the floating point is plus (plus/minus) 10.000000 basis points. If the National Interbank Lending Center does not publish the corresponding LPR on the prior business day of the withdrawal date, the interest rate shall be that on prior two business days and so on. The interest rate after each withdrawal transaction shall be adjusted in the ways specified in (A) below:

A. Each phase should be 12 months, and the interest rate should be adjusted and calculated at each individual phase. The interest rate determination date of the second and subsequent phases shall be the corresponding date after the withdrawal of each loan. The lender shall adjust the interest rate according to the LPR published by the National Interbank Lending Center on the prior business day and the floating rate. If there is no date corresponding to the withdrawal date in the adjustment month, the last day of the month shall be the corresponding date.

B. No adjustment during the whole term.

3.2. The interest rate shall be calculated daily and settled monthly from the date of withdrawal. When the loan is due, the interest should be paid off with the principal. The daily interest rate = the annual interest rate /360.

3.3. The overdue penalty interest rate under this contract shall be determined by adding 50.000000 % to the original loan interest rate, and the penalty interest rate for embezzlement shall be determined by adding 50.000000 % to the original loan interest rate.

3.4. Annualized Cost of Capital

The borrower’s annualized cost of funds includes the annualized borrowing rate and the annualized cost of funds for expenditures. The party receiving the foregoing/expenditure is not the lender, and the specific party receiving is /.

The specific interest rate and rate of the above-mentioned expenditure are as follows (the following is for reference only, the specific interest rate and rate may be adjusted with the terms of the contract, subject to the relevant contract) :

(1) The annualized loan interest rate calculated in accordance with Article 3.1-3.3 hereof;

(2) /;

Article 4 Withdrawal

4.1 The borrower shall make one lump-sum withdrawal. The lender may entitle to cancel part or all of the borrower’s undrawn borrowing, if the borrower fails to withdraw money as agreed. After the lender has paid the loan funds to the borrower’s withdrawal account agreed herein, the lender shall be deemed to have issued the loan to the borrower in accordance with the provisions herein.

4.2 The borrower may withdraw the loan hereunder through (2) as follows:

(1) Draw the loan directly from the business outlets designated by the lender;

(2) Self-service loan withdrawal through the electronic bank of Industrial and Commercial Bank of China.

Article 5 Repayment

5.1 The borrower shall repay the loan in the ways specified in (1) below:

(1)	Both principle and interest are due as a one lump-sum payment upon loan maturity date.
(2)	Other:

Article 6 Account

The borrower shall open or designate the following account with the lender as the special account for withdrawal and repayment:

Withdrawal account: [*]

Repayment account: [*]

Article 7 Guarantee

The Heilongjiang Province Xinzheng Investment & Guarantee Group Co., Ltd. has provided maximum guarantee for the underlying loan, and the information of the corresponding guarantee contract is as follows: The Contact No: 0091400036-2022 年塔河(保)字 0001 号.

In order to avoid any doubt, both parties confirm that, in addition to the guarantee methods and guarantee contract listed above, there may be other guarantee arrangements for the loan under this contract. The guarantee arrangement and guarantee content of the loan under this contract shall be subject to the specific provisions of the relevant guarantee legal documents.

Article 8 Complaint/consultation channels

Party A’s complaint/consultation channels for this financial service (product) are as follows:

8.1 Business outlets

Report any problem to the customer service manager or person in charge of ICBC branch or leave a message on the customer comment book.

8.2 Customer Service Number

Call the customer service hotline (95588) and select human services to contact a customer service representative.

8.3 Online Banking and mobile banking

You can log in your personal online banking through the portal website (http://www.icbc.com.cn) or ICBC China Bank enterprise mobile banking “mobile APP, contact Industrial and Commercial Bank of China online customer service.

8.4 Other Channels /

Article 9 Other matters agreed upon by both parties

Part Two: Specific Clauses

Article 1 Interest rate and Interest

1.1 The interest rate is determined by the benchmark interest rate plus the floating range. The overdue interest rate shall be determined by the same manner.

1.2 If the interest is settled monthly, the settlement date shall be 20th of each month; if the interest is settled quarterly, the settlement date shall be 20th of the third month; if the interest is settled semi-annually, and the settlement date shall be June 20th and December 20th.

1.3 The first interest period is from the withdraw date to the first settlement date; the last interest period is from the second date of previous settlement to the repayment date. The rest interest periods are from the second date of previous settlement to the next settlement date.

1.4 Loan interest = loan principal ×daily interest rate ×actual days of use.

If equal principal and interest repayment method is adopted, the calculation formula of principal and interest shall be as follows:

Total principal and interest of each period = (financing principal × period interest rate × period repayment period)/ ((period interest rate) repayment period -1)

1.5 The new interest rate shall be adopted in case the People’s Bank of China decides to adjust the determination method for the interest rate, and the lender is not obligated to notify the borrower.

1.6 If the interest rate on the signing date of this agreement is lower than the LPR published by the National Interbank Lending Center, the lender has the right to reevaluate annually and cancel part or all of the interest preference based the evaluation of policy change, the borrower’s credit status, etc. and notify the borrower in a timely manner.

1.7 Unless otherwise stated, the loan interest rate in this contract is the annualized interest rate calculated by the simple interest method.

Article 2 Issuance and Transfer

2.1 The withdrawal of the loan must meet the following preconditions; otherwise the lender is not obligated to make any transfer to the borrower, except that the lender agrees to make the transfer in advance:

(1)	Other than the credit loan, the borrower has provided corresponding guarantees as required by the lender and has completed relevant guarantees procedures;

(2)

At the time of withdrawal, the borrower’s statements and guarantees under this agreement are still true, accurate, and complete, and no breach of this agreement or any other agreements signed by the borrower or the lender has happened;

(3)	The proof of loan use provided is consistent with the agreed use;

(4)	Submit other information required by the lender.

(5)

Where the borrower draws the loan through the e-bank of the Industrial and Commercial Bank of China, the “Enterprise Customer Service Agreement of the Industrial and Commercial Bank of China e-Bank” signed by the borrower and the lender shall remain valid during the loan term.

2.2 If the borrower invests the loan under this agreement in fixed assets, in addition to satisfying the requirements under 2.1, the borrower must also satisfy the following requirements:

(1)	The invested project has obtained the examination, approval or filing from the relevant governmental agencies;

(2)	The invested projected has obtained the capital base or other supporting funds in a timely manner and in full amount;

(3)	The borrower is able to cover the excess expense that has or has not been incurred;

(4)	The borrower has completed the project schedule as planned, where actual progress of the project matches the corresponding invested amount.

2.3 If the borrower withdraws the loan through the designated business outlet of the lender, it must submit a withdrawal notice to the lender at least five working days in advance. Once the withdrawal notice is submitted, it cannot be revoked without the written consent of the lender. The lender shall stamp on the loan receipt with lender’s official seal or special financial seal by following the instructions on the withdrawal notice regarding the seal of holdback escrow signature. The lender hereby confirms that the loan receipt shall be valid if the holdback escrow signature contains both official and special financial seal or if a single or more seals are stamped on the loan receipt.

2.4 After the borrower satisfies the prerequisites for withdrawal or advances the loan with the consent of the lender, the lender will transfer the loan to the borrower ’s withdrawal account agreed in this contract, which means that the lender has issued the loan to the borrower in accordance with the contract.

2.5 According to the relevant regulatory regulations and lender management requirements, loans exceeding a certain amount or meeting other conditions should use the lender’s entrustment payment method, and the lender will pay the loan to the person in accordance with the contract according to the borrower’s withdrawal application and payment entrustment. For this purpose, the lender and the borrower shall sign an entrustment payment agreement as a supporting document for this agreement. The borrower shall open or designate an account with the lender for entrustment matters.

Article 3 Repayment

3.1 The borrower is obligated to repay the principal, interest and other balances due for each period in a timely manner according to this agreement. On the repayment day and the prior of business day of the interest expiry date, the borrower shall transfer the interest, principal and other balances due to the lender’s account. The lender has the right to take voluntary receipt of the transfer on the same days. If the funds sent to the lender’s account are insufficient for full repayment of the borrower’s balances due, the lender has the right to determine the discharge order.

3.2 The borrower may choose to repay part or all of the loan 10 business days in advance by submitting a written consent to the lender.

3.3 Once obtained the consent of the lender for advance repayment, the borrower shall make the full repayment before or on the advance date, in accordance with the principal, interest and other clauses of this agreement.

3.4 The lender has the right to recall the loan based on the borrower’s return of funds.

3.5 If the borrower repays in advance or the lender withdraws the loan in advance in accordance with this contract and the actual borrowing period is shortened, the corresponding interest rate level will not be adjusted and the original borrowing interest rate will still be implemented.

Article 4 Guarantee

4.1 In addition to credit loans, the borrower shall provide legal and effective guarantees recognized by the lender for the performance of its obligations under this contract. The guarantee agreement shall be separately signed.

4.2 If the collateral under this contract is damaged, depreciates, involves in property rights disputes, being seized, or the pledger disposes of the collateral without authorization, or the guarantor experiences adverse change in his/her financial situation, or other changes adverse to the lender’s claims occur, the borrower shall notify the lender in time and provide other guarantees approved by the lender.

4.3 The lender shall have the right to re-evaluate the value of the security property and the guarantee ability of the guarantor periodically or irregularly. If it is deemed that the value of the security property is reduced or the guarantee ability of the guarantor is reduced, the borrower shall provide additional value reduction or guarantee ability. The reduced portion of the equivalent guarantee may also be provided in addition to other guarantees approved by the lender.

4.4 If the loan under this contract provides pledged security with accounts receivable, during the validity period of this contract, if one of the following situations occurs, the lender has the right to declare the loan to expire early and require the borrower to repay part or all of the loan principal and interest immediately Legal, valid and full guarantees approved by the lender:

(1)	The bad debt rate of accounts receivable from the pledger of the accounts receivable to the payer has been rising for 2 consecutive months;

(2)	The accounts receivable due from the pledgor of the accounts receivable to the payer accounted for more than 5% of the balance of accounts receivable to the payer; or

(3)

The pledgee of the account receivable has trade disputes (including but not limited to quality, technology and service disputes) or debt disputes with the payer or other third parties, which may cause the receivables to fail to be paid on time.

Article 5 Representations and Warranties

The borrower makes the following representations and warranties to the lender, which shall remain valid throughout the term of this contract:

5.1 It is qualified as the subject of the borrower and has the qualification and ability to sign and perform this contract.

5.2 The signing of this contract has obtained all necessary authorization or approval, and the signing and performance of this contract does not violate the company’s articles of association and relevant laws and regulations, and has no conflict with other obligations under this contract.

5.3 Other debts payable have been paid on schedule and there is no malicious default on the principal and interest of bank loans.

5.4 The borrower has a stable organization and financial management system. No major violations of rules and regulations have taken place in the production and operation process in the recent years, and the current senior managers have no major bad records.

5.5 All documents and materials provided to the lender are true, accurate, complete and valid, and there are no false records, material omissions or misleading statements.

5.6 The financial and accounting statements provided to the lender are prepared in accordance with the Chinese accounting Standards and give a true, fair and complete picture of the borrower’s operations and liabilities, and there has been no material adverse change in the borrower’s financial position since the date of the most recent financial and accounting statement.

5.7 The borrower does not conceal from the lender any litigation, arbitration or claim it is involved in.

5.8 The borrower has known and fully understood the transaction rules of ICBC Online banking and other electronic banking systems related to this contract.

Article 6 Borrower’s Commitment

6.1 The loan shall be withdrawn and used in accordance with the term and purpose agreed herein, and shall not flow into the securities market or futures market in any form or be used for the development of fixed assets, equity investment or real estate projects; shall not be used for the purchase of stocks, bonds, financial products, investment account trading products, financial derivatives or asset management products; and shall not be used for house purchase or mortgage repayment. Not to be used for lending, and other countries’ laws and regulations clearly stipulate that business is not allowed.

6.2 The borrower shall repay the principal, interest and other dues in accordance with this agreement.

6.3 The borrower shall cooperate with the lender on the supervision and inspection of the use of the funds borrowed under this agreement and of the business condition of the and that it will promptly provide all financial statements and related materials needed by the lender, which the borrower warrants to be true, complete and accurate.

6.4 The borrower shall accept the credit check from the lender, provide the lender authentic, accurate and complete financial documents and other documents that show the borrower’s solvency, including all the borrower’s opening bank, bank accounts, checking balances. The borrower shall provide active cooperation and assistance with the lender’s investigation and supervision of the borrower’s production, management, and financial activities.

6.5 If there is any outstanding principal and interest of borrowings and other payables that are due (including being immediately due) under this contract, dividends and bonuses will not be distributed in any form.

6.6 The merger, division, capital reduction, equity change, equity pledge, major asset and debt transfer, major foreign investment, substantial increase in debt financing, and other actions that may adversely affect the lender’s equity should be carried out with prior written consent from the lender or arrangements that meet the lender’s management requirements for the realization of the lender’s claims.

6.7 The borrower shall issue written notices to Lender upon occurrence or possible occurrence of the following events in time:

(1)	Borrower amends it articles of association, replaces its legal representative, reduces its registered capital or makes material changes in its finances or personnel;

(2)	Suspension of business, dissolution, liquidation, suspension of business operations for rectification, revocation of business license, revocation or application for bankruptcy;

(3)

Borrower involves or may involve major economic disputes, litigation, arbitration, or its assets are seized, or enforced, or judicial, taxation, industry and commerce, and other competent authorities have filed investigations or taken punishment;

(4)	Shareholders, directors and current senior officers or shareholders and investors involved in major cases or economic disputes.

(5)

Merger, division, capital reduction, equity change, equity pledge, entry into partnership, withdrawal from partnership, transfer of major assets and creditor’s rights, major foreign investment, substantial increase in debt financing and other matters that may adversely affect the interests of the lender.

6.8 The borrower shall timely, comprehensively and accurately disclose related party relationships and related party transactions to lenders.

6.9 The borrower shall sign all kinds of notices sent by lenders or delivered in other ways in time.

6.10 The borrower shall not dispose of its own assets in a way that reduces its solvency; providing guarantees to third parties does not damage the rights and interests of the lender.

6.11 If the loan under this contract is issued on credit, report the external guarantee situation to the lender on a complete, true and accurate basis, and sign an account supervision agreement as required by the lender. Where the provision of guaranty may affect the performance of its obligations under this contract, written consent shall be obtained from the lender.

6.12 The order in which the borrower’s debts are settled under this contract takes precedence over the borrower’s debts to its shareholders, legal representatives or principals, partners, major investors or key management personnel, and the debts of the same type with the borrower’s other creditors are at least equal status.

6.13 The borrower has known and fully understood the transaction rules of ICBC Online banking and other electronic banking systems in relation to this contract; Keep the customer’s certificate and password properly. Any operation using the borrower’s customer number (card number), password or customer’s certificate shall be deemed to be done by the borrower himself, and the resulting electronic information records shall be used as the evidence to prove and handle the loan relationship under this contract.

6.14 If the repayment fund of the borrower (including but not limited to the amount obtained by the lender through the seizure, collection and disposal of the mortgaged items) is insufficient to repay all debts owed by the borrower to the lender under this contract or any other contract, the lender shall have the right to determine the order of repayment.

6.15 The borrower shall strengthen environmental and social risk management, and accept the supervision and inspection of lenders in this regard. Submit environmental and social risk reports to the lender if required by the lender.

Article 7 Lender’s Commitment

7.1 The lender shall release the full loan on schedule under this agreement;

7.2 The lender shall protect the privacy of the unpublic information of the borrower’s financial and production activities, except as otherwise specified by the law and regulation and other clauses under this agreement.

Article 8 Breach of Contract

8.1. Any of the following events shall be considered a breach under this Article:

(1)

The borrower fails to repay the loan principal and interest and other payables under this contract as agreed, or fails to perform any other obligations under this contract, or violates the statements, guarantees or commitments under this contract;

(2)	The guarantee under this contract has changed to the detriment of the lender’s claims, and the borrower has not provided other guarantees that meet the lender ’s management ;

(3)	Borrower or guarantor is involved in illegal activities;

(4)

According to the stipulations in the loan terms, in case of the guarantor (guaranty) changed, which leads to the obligations performed by the guarantor ahead of schedule or the disposal of guaranty by the money lender in advance; or any actions the borrower may take which influence returning the principal and interests to the money lender;

(5)

The borrower’s financial indicators such as profitability, solvency, operating capacity and cash flow exceed the agreed standards, or the deterioration has or may affect the performance of its obligations under this contract;

(6)

The borrower’s equity structure, production and operation, foreign investment, etc. have undergone significant adverse changes that have or may affect the performance of its obligations under this contract;

(7)

The borrower is involved or may be involved in major economic disputes, litigation, arbitration, or the assets are seized, seized, or enforced, or the judicial or administrative organs file the case for investigation and punishment, or take punitive measures according to law, or have been violated due to violation of relevant national regulations or policies, media exposure that has or may affect the performance of its obligations under this contract; Abnormal changes, disappearances of the main investor of the borrower, key management personnel, disappearance, or legal investigation by the judicial authority restrictions on personal freedom that have or may affect the performance of their obligations under this contract;

(8)

The borrower’s major investors and key management personnel are abnormally changed, disappeared, or investigated or restricted by judicial organs according to law, which has or may affect the performance of its obligations under this contract;

(9)

Borrowers use false contracts with related parties, use transactions without actual transaction background to borrow lender funds or credits, or intentionally evade the lender’s claims through related party transactions;

(10)	The borrower has or may be closed, disbanded, liquidated, suspended for business rectification, revoked business license, revoked, or filed (applied for);

(11)

The borrower has caused liability accidents, major environmental and social risk events due to violations of laws and regulations, regulatory provisions or industry standards related to food safety, safe production, environmental protection and other environmental and social risk management, which have or may affect his performance of obligations;

(12)

If the loan under this contract is issued on credit, the borrower’s credit rating, profit level, asset-liability ratio, net cash flow from operating activities and other indicators do not meet the lender’s credit loan conditions; Or the borrower, without the written consent of the lender, uses its effective operating assets to set up collateral or provide guarantee or guarantee to others, which may affect the performance of its obligations under this contract;

(13)	There exist other circumstances that may cause the lender ’s realization of its claims under this contract to be adversely affected.

8.2. In the event of borrower’s breach, the lender has the right to take the following steps:

(1)	Request the borrower to rectify the breach of contract within a time limit ；

(2)	Stop providing loan funds that Borrower has not yet used;

(3)	Unilaterally declare all principal already lent under the Loan Contract to be due ahead of the contract due date and require Borrower immediately to return the principal and pay all interest due; and

(4)

Require the borrower to compensate the lender for the losses caused by its breach, including but not limited to the lawyer’s fee, auction fee and other expenses incurred by the lender to realize the creditor’s rights under this Agreement;

(5)	Other measures are required by laws and regulations, agreed herein or deemed necessary by the lender.

8.3 If the borrower is due (including the immediate expiration of the loan) and the borrower fails to repay as agreed, the lender shall have the right to collect the penalty interest at the overdue penalty interest rate agreed in this contract from the date of overdue. For the interest (including penalty interest) that the borrower fails to pay on time, compound interest will be charged at the overdue penalty interest rate. Penalty / compound interest settlement rules apply to the interest settlement rules stipulated in this contract.

8.4 If the borrower fails to use the loan for the purposes stipulated in this contract, the lender has the right to collect the penalty interest on the embezzled portion of the embezzled loan penalty interest rate from the date the loan is embezzled. If the loan is not paid on time during the embezzlement For interest (including penalty interest), compound interest shall be collected at the penalty interest rate of embezzled loans. Penalty / compound interest settlement rules apply to the interest settlement rules stipulated in this contract.

8.5 If the borrower occurs at the same time as described in Articles 8.3 and 8.4 above, the penalty interest rate shall be determined by whichever is heavier and cannot be imposed concurrently.

8.6 If the borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other payables on time, the lender has the right to make announcements through the media.

8.7 The control or controlled relationship between the borrower ’s related party and the borrower has changed, or the borrower ’s related party has experienced other circumstances in addition to item (1) (2) in Article 8.1 above, which has or may If it affects the performance of the borrower ’s obligations under this contract, the lender shall have the right to take the measures agreed upon in this contract.

Article 9 Automatic cancellation of the lender’s loan commitment

9.1 If the credit standing of the borrower deteriorates, the lender may automatically cancel all commitments to the borrower for the purpose of drawing the loan without prior notice.

9.2 Any of the circumstance described in Section 8.1 and 8.7 of Part Two of this contract shall constitute deterioration of the borrower’s credit standing.

Article 10 Withhold

10.1 When the borrower fails to repay the debts due (including those declared to be due immediately) under this contract as agreed, the borrower agrees that the lender shall deduct the corresponding amount from all the local and foreign currency accounts opened by the borrower in Industrial and Commercial Bank of China for repayment until all the debts of the borrower under this contract are fully repaid.

10.2 If the withholding amount is inconsistent with the currency of this contract, it shall be converted according to the lender’s applicable exchange rate on the date of withholding. The interest and other expenses incurred during the period from the date of withholding to the date of repayment (the date on which the lender converts the deducted amount into the contract currency in accordance with the State Administration of Foreign Exchange control policy and actually pays off the debt hereunder) and the difference arising from exchange rate fluctuations during this period shall be borne by the borrower.

Article 11 Transfer of Rights and Duties

11.1 The lender may transfer his rights and interests under the contract to other people even if with no approval from borrower or guarantor, while the borrower and guarantor shall continue to finish their responsibilities or obligations stipulated in the contract; the borrower or guarantor shall not transfer his responsibilities or obligations stipulated in the contract to a third party if with no written approval from the money lender.

11.2 The lender or Industrial and Commercial Bank of China (“ICBC”) may authorize or entrust its other branches to exercise the rights and responsibility under this agreement, or transfer the relevant rights to other branches for takeover and management, pursuant to management needs. The lender approves this practice and the borrower does not need to obtain the lender’s approval for the practice above. ICBC or its branch that takes over the lender’s rights and responsibilities have the right to exercise all the rights of the lender under this agreement and the right to initiate legal proceedings, arbitration or forced execution.

Article 12 Take Effect, Change, Cancel and Terminate

12.1 This contract shall come into force when the following conditions are met and shall be valid until the date when the borrower’s obligations here under have been fully fulfilled.

(1) electronically signed by the borrower and confirmed by the lender;

(2) The loan application submitted by the borrower meets the management requirements of the lender and is approved by the lender.

The lender may confirm this contract by, for example, displaying the validity status of the contract in the electronic banking system.

12.2 If any error occurs in the electronic banking system of ICBC as a result of system failure or force majeure, the lender shall have the right to make correction and inform the borrower in time.

12.3 The borrower has known and fully understood the transaction rules of ICBC Online Banking and other electronic banking systems in relation to this contract; The borrower shall properly keep the client’s certificate and password. Any operation using the borrower’s client number (card number), password or client’s certificate shall be deemed to be done by the borrower, and the resulting electronic information records shall be used as the proof and handling of the financing relationship under this contract. Any electronic signature signed by the borrower on this contract through the e-Bank of ICBC with the e-banking certificate shall be deemed to be signed by the borrower himself or authorized by the borrower.

12.4 Any modification to this Agreement shall be negotiated and agreed upon by both parties, and be made in writing. Modifications to this Agreement shall constitute part of the Agreement and have the same legal effect. Prior to the effective date of a modification, the original clause remains legally effective.

12.5 In case of changes in national laws, regulations or policies, all or part of the terms of this contract no longer meet the requirements of national laws, regulations or policies, both parties shall timely negotiate and modify relevant terms as soon as possible.

12.6 The invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of other provisions nor the validity of the contract as a whole.

12.7 The modification and termination of this contract shall not affect the right of each party to claim compensation for losses. The termination of this contract shall not affect the validity of the relevant dispute resolution provisions of this contract.

Article 13 Application of law and dispute resolution Article

The conclusion, validity, interpretation, performance and dispute settlement of this agreement shall be governed by the laws of the People’s Republic of China. All disputes and disputes arising out of or in connection with this agreement shall be settled by the parties through negotiation. If no agreement can be reached through negotiation, the dispute shall be litigated in the People’s Court where the lender is located with proper jurisdiction.

Both parties agree that when a dispute arising under this contract is submitted to the court for litigation, the court may hold a hearing by means of audio-visual transmission technology, asynchronous hearing, etc., and neither party has any objection.

Article 14 The address of service of litigation/arbitration documents shall be sent

14.1 The borrower acknowledges that the address set forth on the first page of this contract shall be the service address of the litigation/arbitration documents involved in the disputes hereunder. Litigation/arbitration documents include but are not limited to summons, notice of hearing, judgment, order, conciliation statement and a notice of performance, etc.

14.2 The borrower agrees that arbitration/litigation documents may be served by the arbitration institution or the court by fax or E-mail as set forth in the first page of this contract, except the written judgment, order or conciliation statement.

14.3 The above provisions on service shall apply to all stages of first instance, second instance, retrial and execution of arbitration and litigation proceedings. For the above address of service,

service may be made by the arbitration institution or the court directly by mail.

14.4 The borrower shall ensure the authenticity and validity of the address, contact person, fax, E-mail and other information recorded in this contract. If the relevant information is changed, the borrower shall promptly notify the lender in writing; otherwise, the borrower shall bear any legal consequences due to they fail to provide the valid address.

Article 15 Complete Agreement

This Loan Agreement is comprised of Part One: Basic Clauses and Part Two: Specific Clauses. Any phrase in both parts of Loan Agreement shall have the same meanings. Both parts apply to the loan made pursuant to this Loan Agreement.

Article 16 Notice

16.1 Undertake that the address and relevant electronic contact information reserved for the lender are correct. The lender shall be deemed to have fulfilled its notification obligation to the borrower by sending the relevant documents to the address reserved for the borrower or to the address otherwise notified in writing by the borrower.

16.2 In addition to letters, the borrower agrees to accept telephone calls, emails, short messages, WeChat and other electronic means as the means of notification and collection by the lender. Where the borrower changes the address or relevant electronic contact information reserved by the lender, the borrower shall be obliged to promptly notify the lender in writing. If the notice or collection document sent by the lender at the original reserved address or the relevant electronic contact information is still valid due to the failure of timely notification, the borrower shall bear the legal consequences arising therefrom.

16.3 If the lender sends such notice to the borrower, such notice shall be deemed to have been served on all Borrowers when it is served on any Borrower.

Article 17 Special provisions of value-added tax

17.1 The interest and fees paid by the borrower to the lender under this contract (as specified in the contract) are tax-inclusive.

17.2 If the borrower requires the lender to issue a VAT invoice, it shall first register the information at the lender, including the borrower’s full name, taxpayer identification number or social credit code, address, telephone number, bank of deposit and account number. The borrower shall ensure that the relevant information provided to the lender is true, accurate and complete, and provide relevant proof materials as required by the lender. The specific requirements shall be published by the lender through the network notice or website announcement.

17.3 If the borrower collects the VAT invoice by itself, it shall provide the lender with the power of attorney with the stamp, designate the recipient and specify the recipient’s ID card number and other information. The designated recipient shall collect the VAT invoice with the original ID card. If the person is changed, the borrower shall re-issue the power of attorney with seal to the lender. If the borrower chooses to receive the VAT invoice by mail, it shall also provide accurate and deliverable postal information; if the mailing information has been changed, it shall promptly notify the lender in writing.

17.4 If the lender fails to issue the VAT invoice in time due to force majeure such as natural disasters, governmental ACTS, social abnormal events or tax authorities, the lender shall have the right to delay the invoice issuance without any liability.

17.5 If the invoice is lost, damaged or overdue after the VAT invoice is received by the borrower or after the lender has handed it over to a third party, the borrower cannot receive the corresponding VAT invoice or the deduction cannot be credited The person is not responsible for compensation for the borrower ’s related economic losses.

17.6 If the VAT invoice is received by the borrower or delivered by the lender to a third party by mailing, and the invoice is lost, damaged or overdue due to other non-lender reasons, which causes the borrower to fail to receive the corresponding VAT invoice or fail to offset the overdue VAT invoice, the lender shall not be responsible for compensating the borrower for the relevant economic losses.

17.7 During the performance of this contract, in case of national tax rate adjustment, the lender shall have the right to adjust the agreed price according to the change of national tax rate.

Article 18. Other Clauses

18.1 The non-exercise, partial exercise, or delay in the exercise of any rights that the borrower has under this Agreement shall not constitute the abandonment or alteration of such rights, nor shall it impact the borrower’s future exercise of such rights or any other rights it has under this Agreement.

18.2 The invalidity of any clause in the contract shall not affect the validity of other clauses, no shall it affect the validity of the whole contract.

18.3 The annexes and any supplements, amendments or alterations to this contract shall form an integral part of this contract and have the same legal effect as the text of this contract.

18.4 In this Agreement and any modifications thereof, “Primary Management Personnel” shall be interpreted pursuant to the definition in Corporation Accounting Standards No.36.

18.5 The environmental and social risks mentioned in this contract refer to the harm and related risks that the borrower and its important related parties may bring to the environment and society during construction, production and business activities, including energy consumption, pollution, land, health and safety, resettlement, ecological protection, climate change and other environmental and social issues.

18.6 Any certificate or records kept by the creditor in its regular course of business shall have binding evidentiary effects on the borrower regarding its lender-borrower relationship with the money lender.

18.7 In this Agreement: (1) “Agreement” shall include any modifications or supplement made to the original Loan Agreement; (2) titles of the Articles shall be used for reference only and shall not be interpreted to explain or limit any contents of this Agreement.

Both parties confirm that: the lender and the borrower have undertaken sufficient negotiation over all of the clauses under this agreement. The lender has called the borrower’s special attention to clauses about both parties’ rights and responsibilities by understanding the clauses in an accurate and comprehensive manner, and has explained and illustrated the clauses in response to the borrower’s request. The borrower has carefully read and understood all the clauses of this agreement (including the Part One: Basic Clauses and Part Two: Specific Clauses). Both parties have consistent understanding of the clauses under this agreement and have no objection.

Lender: /s/ Industrial and Commercial Bank of China Limited - Tahe Branch

Borrower: /s/ Greater Khingan Range Forasen Energy Technology Co., Ltd. Tahe Power Plant

Date: June 27, 2022